Exhibit 16.1

June 21, 2024
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 18, 2024, to be filed by our former client, NewLake Capital Partners, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
/s/ BDO USA, P.C.